Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) is dated as of March 21, 2007, and has been entered into by and among Pinnacle Foods Group Inc., a Delaware corporation (the “Company”), Pinnacle Foods Corporation, a Delaware corporation (“PFC”), Pinnacle Foods Management Corporation, a Connecticut corporation (“PFMC”; PFMC, together with PFC, the “Subsidiary Guarantors”) and Wilmington Trust Company, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee previously entered into that certain Indenture, dated as of November 25, 2003 (as amended and supplemented to the date hereof, the “Indenture”), providing for the issuance of the Company’s 8.25% Senior Subordinated Notes Due 2013 (the “Notes”);

WHEREAS, there are now outstanding under the Indenture Notes in the aggregate principal amount of $394,000,000;

WHEREAS, Section 9.02(a) of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may, with the consent of the Holders (as defined in the Indenture) of at least a majority in principal amount of the outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for the Notes), amend or supplement the Indenture, subject to certain limitations set forth in the Indenture;

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated March 8, 2007, as the same may be amended, supplemented or modified (the “Statement”);

WHEREAS, Crunch Holding Corp., a Delaware corporation and the parent company of the Company (“Crunch”), entered into an Agreement and Plan of Merger, dated as of February 10, 2007, with Peak Holdings LLC, a Delaware limited liability company (“Parent”), Peak Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Peak Finance LLC, a Delaware limited liability company, pursuant to which, among other things, Merger Sub will merge with and into Crunch, with Crunch surviving the merger as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Company desires to amend certain provisions of the Indenture immediately prior to the Merger, as set forth in Article I of this Second Supplemental Indenture (the “Proposed Amendments”);

WHEREAS, the Holders of at least a majority of the outstanding principal amount of the Notes have duly consented to the Proposed Amendments; and

WHEREAS, the Company has filed with the Trustee in the manner contemplated by the Indenture evidence of the consent of at least a majority in aggregate principal amount outstanding of the Notes to the Proposed Amendments effected by this Second Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company, the Subsidiary Guarantors and the Trustee hereby agree as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE

Section 1.01  Amendments to the Indenture.  Upon written notification to the Trustee by the Company that it has accepted for purchase and payment pursuant to the Statement all of the Notes validly tendered on or prior to 5:00 P.M., New York City time, on Wednesday, March 21, 2007 unless extended or earlier terminated by the Company (the “Consent Expiration Date”) pursuant to the Statement and any amendments, modifications or supplements thereto and delivery of the Officers’ Certificates and Opinions of Counsel pursuant to Sections 9.04(a), 9.06, 13.04 and 13.05 of the Indenture, then automatically (without further act by any person), with respect to the Notes and the Indenture:

(a)           The following covenants and other provisions of the Indenture shall be deleted or modified as indicated below immediately prior to the Merger (all section references are as they appear in the Indenture):

•                              delete Section 4.02—Reports;

•                              delete Section 4.03—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;

•                              delete Section 4.04—Limitation on Restricted Payments;

•                              delete Section 4.05—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;

•                              delete Section 4.06—Limitation on Asset Sales;

•                              delete Section 4.07—Limitation on Transactions with Affiliates;

•                              delete Section 4.08—Change of Control;

•                              delete Section 4.09—Compliance Certificate;

•                              delete Section 4.11—Future Guarantees;

•                              delete Section 4.12—Limitation on Business Activities;

•                              delete Section 4.13—Limitation on Liens;

•                              delete Section 4.14—No Senior Subordinated Debt;

•                              delete Section 4.15—Designation of Restricted and Unrestricted Subsidiaries;

•                              modify Section 5.01 to read in its entirety as follows:

“SECTION 5.01.  When Company May Merge or Transfer Assets. (a) The Company may not, directly or indirectly, (x) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless, in the case of clauses (x) and (y) above:

         (i) either:

                  (A) the Company is the surviving corporation; or

                  (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (1) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (2) a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; and

         (ii) the Person formed by or surviving any such consolidation or merger (if other than the

Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Securities, this Indenture and the Registration Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(b) [INTENTIONALLY OMITTED]

(c) [INTENTIONALLY OMITTED]

(d) This Section 5.01 shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

(e) A Note Guarantor may not directly or indirectly, (x) consolidate or merge with or into another Person (whether or not such Note Guarantor is the surviving Person) or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets unless, in the case of clauses (x) and (y) above:

        (i) [INTENTIONALLY OMITTED]

         (ii) either:

                  (A) the Person acquiring the property in any such sale or disposition of the Person formed by or surviving any such consolidation or merger, if other than such Note Guarantor, assumes all the obligations of that Note Guarantor under this Indenture, its Guarantee and the Registration Agreement pursuant to a supplemental indenture satisfactory to the Trustee and completes all other required documentation; or

                  (B) [INTENTIONALLY OMITTED]

(f) Notwithstanding Section 5.01(e), a Restricted Subsidiary may consolidate with, merge into or transfer all or part of its assets and properties to the Company or a Subsidiary of the Company that is a Note Guarantor.”;

•                              modify Section 6.01 to read in its entirety as follows:

“SECTION 6.01. Events of Default. Each of the following is an “Event of Default”:

(a) default for 30 days in the payment when due of interest on, or additional interest with respect to, the Securities, whether or not prohibited by Article X or XII;

(b) default in payment when due of the principal of, or premium, if any, on the Securities, whether or not prohibited by the subordination provisions of this Indenture;

(c) failure by the Company or any of its Restricted Subsidiaries to comply with Section 5.01;

(d) [INTENTIONALLY OMITTED]

(e) [INTENTIONALLY OMITTED]

(f) [INTENTIONALLY OMITTED]

(g) [INTENTIONALLY OMITTED]

(h) [INTENTIONALLY OMITTED]

(i) the Company pursuant to or within the meaning of any Bankruptcy Law:

                  (i) commences a voluntary case;

                  (ii) consents to the entry of an order for relief against it in an involuntary case;

                  (iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

                  (iv) makes a general assignment for the benefit of its creditors;

      or takes any comparable action under any foreign laws relating to insolvency; and

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  (i) is for relief against the Company in an involuntary case;

                  (ii) appoints a Custodian of the Company for any substantial part of its property; or

                  (iii) orders the winding up or liquidation of the Company;

         or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days.

         The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.”;

•                              modify Section 8.02 to read in its entirety as follows:

“SECTION 8.02. Conditions to Defeasance. (a) In order to exercise either Legal Defeasance or Covenant Defeasance:

            (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium and additional interest, if any, on, the outstanding Securities on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Securities are being defeased to maturity or to a particular redemption date; and

            (ii) [INTENTIONALLY OMITTED]

            (iii) [INTENTIONALLY OMITTED]

            (iv) [INTENTIONALLY OMITTED]

            (v) [INTENTIONALLY OMITTED]

            (vi) [INTENTIONALLY OMITTED]

            (vii) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

(b) [INTENTIONALLY OMITTED]”;

•                              modify Section 11.01 to read in its entirety as follows:

“ SECTION 11.01. Note Guarantees. (a) Each Note Guarantor hereby jointly and severally and unconditionally guarantees, as a primary obligor and not merely as a surety, to each Holder and to the Trustee and its successors and assigns (i) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Company under this Indenture (including obligations to the Trustee) and the Securities, whether for payment of principal of, interest on or additional interest, if any, in respect of the Securities and all other monetary obligations (to the fullest extent permitted by applicable law) of the Company under this Indenture and the Securities and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture and the Securities (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  To the fullest extent permitted by applicable law, each Note Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Note Guarantor, and that each such Note Guarantor shall remain bound under this Article XI notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Note Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Note Guarantor waives notice of any default under the Securities or the Guaranteed Obligations. The obligations of each Note Guarantor hereunder shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Securities or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Securities or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (v) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of such Note Guarantor, except as provided in Section 11.02(b).

(c) Each Note Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Note Guarantors, such that such Note Guarantor’s obligations would be less than the full amount claimed. Each Note Guarantor hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s or such Note Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Note Guarantor hereunder. Each Note Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Note Guarantor.

(d) Each Note Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e) The Guarantee of each Note Guarantor is, to the extent and in the manner set forth in Article XII, subordinated and subject in right of payment to the prior payment in full of the principal of and premium, if any, and interest on all Senior Debt of the relevant Note Guarantor and is made subject to such provisions of this Indenture.

(f) Except as expressly set forth in Sections 8.01(b) and 11.02, the obligations of each Note Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Note Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Note Guarantor or would otherwise operate as a discharge of any Note Guarantor as a matter of law or equity.

(g) Each Note Guarantor agrees that its Note Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Note Guarantee is released in compliance with Section 11.03 or upon the merger or the sale of all the Capital Stock or assets of the Note Guarantor in compliance with Article V. Each Note Guarantor further agrees that its Note Guarantee herein shall, to the fullest extent permitted by applicable law, continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest or additional interest, if any, on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(h) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Note Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest or additional interest, if any, on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Note Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary obligations of the Company to the Holders and the Trustee.

(i) Each Note Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations and all obligations to which the Guaranteed Obligations are subordinated as provided in Article XII. Each Note Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, to the fullest extent permitted by applicable law, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of any Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Note Guarantor for the purposes of this Section 11.01.

(j) Each Note Guarantor, jointly and severally, also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 11.01.

(k) Upon request of the Trustee, each Note Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.”;

•                              modify Section 11.03 to read in its entirety as follows:

“ SECTION 11.03. Releases of Note Guarantees. A Note Guarantee shall be released without any action required on the part of the Trustee or any Holder (a) if (i) all of the Capital Stock of, or all or substantially all of the assets of, such Note Guarantor is sold or otherwise disposed of (including by way of merger or consolidation), in each case in compliance with Section 5.01, to a Person other than (either before or after giving effect to such transaction) the Company or any of its Subsidiaries or (ii) such Note Guarantor ceases to be a Restricted Subsidiary, (b) upon any legal defeasance in accordance with Article VIII, (c) if the Company designates such Note Guarantor as an Unrestricted Subsidiary, (d) if such Note Guarantor is or becomes a Receivables Subsidiary, or (e) if such Note Guarantor is a Foreign Subsidiary, the obligation in respect of which such Guarantee arose is released. A Note Guarantor may also be released from its obligations under its Note Guarantee in connection with an amendment permitted by Article IX.

         Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such release was made by the Company in accordance with the provisions of this Indenture, the Trustee will execute any documents prepared by the Company reasonably required in order to evidence the release of any Note Guarantor from its obligations under its Note Guarantee.

Any Note Guarantor not released from its obligations under its Note Guarantee will remain liable for the full amount of principal of and interest on the Securities and for the other obligations of any Note Guarantor under this Indenture as provided in this Article XI.”;

•                              delete Section 11.07—Execution of Supplemental Indenture for Future Note Guarantors; and

•                              modify Section 13.05—Statements Required in Certificate or Opinion (delete “(other than pursuant to Section 4.09)” relating to Section 4.09 which is being deleted).

(b)           The Form of Supplemental Indenture and all references thereto in the Indenture will be deleted in their entirety immediately prior to the Merger.

(c)           All definitions set forth in Sections 1.01 and 1.02 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby will be deleted in their entirety immediately prior to the Merger.

(d)           Corresponding changes reflecting the amendments to the Indenture set forth in this Section 1.01 will be deemed to be made in the Notes immediately prior to the Merger.

ARTICLE II

MISCELLANEOUS

Section 2.01  Instruments To Be Read Together.  This Second Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Second Supplemental Indenture shall henceforth be read together.

Section 2.02  Confirmation.  The Indenture as amended and supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

Section 2.03  Terms Defined.  Capitalized terms used in this Second Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 2.04  Trust Indenture Act Controls.  If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Second Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Second Supplemental Indenture is executed, the provisions required by said Act shall control.

Section 2.05  Headings.  The Section headings herein are for convenience only and shall not effect the construction thereof.

Section 2.06  Governing Law.  THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.07  Counterparts.  The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.08  Effectiveness; Termination.  The provisions of this Second Supplemental Indenture will take effect immediately upon its execution by the Trustee in accordance with the provisions of Sections 9.02 and 9.06 of the Indenture; provided, that the amendments to the Indenture set forth in Section 1.01 of this Second Supplemental Indenture shall become operative as specified in Section 1.01 hereof.  The Company may terminate this Second Supplemental Indenture upon written notice to the Trustee if the Company terminates its offer to purchase the Notes and consent solicitation upon the terms and subject to the provisions set forth in the Statement.

Section 2.09  Acceptance by Trustee.  The Trustee accepts the amendments to the Indenture effected by this Second Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.  In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture, the Guarantees and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.10  Responsibility of Trustee.  The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.

PINNACLE FOODS GROUP INC.

By:
Name:
Title:

PINNACLE FOODS CORPORATION,
as a Note Guarantor

By:
Name:
Title:

PINNACLE FOODS MANAGEMENT CORPORATION,
as a Note Guarantor

By:
Name:
Title:

WILMINGTON TRUST COMPANY,
as Trustee

By:
Name:
Title: